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                                                                    EXHIBIT 8


                                     April 26, 1996




CFX Corporation
102 Main Street
Keene, New Hampshire  03431


Ladies and Gentlemen,


    Reference is made to the information set forth under the heading "PROPOSAL I -- PROPOSED MERGER -- Certain Federal Income Tax Consequences" contained in the Proxy Statement, included in the Registration Statement on Form S-4 (the "Registration Statement"), filed by CFX Corporation ("CFX") with the Securities and Exchange Commission (the "SEC") in connection with the proposed merger (the "Merger") of Buyer Sub, a wholly owned subsidiary of CFX with and into the Safety Fund Corporation ("Safety Fund"). The discussion under that heading, to the extent it describes the legal opinion of Arnold & Porter, and subject to the assumptions and conditions described therein, constitutes our opinion.


    Our opinion is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the date hereof. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion.


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CFX Corporation
April 26, 1996
Page 2

    We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "PROPOSAL I -- PROPOSED MERGER -- Certain Federal Income Tax Consequences" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                  Very truly yours,

                                  ARNOLD & PORTER